PROPOSAL/MEMORANDUM OF UNDERSTANDING

April 26, 2007

American Scientific Resources, Inc.
83 South Putt Corners Rd.
P.O. Box 819
New Paltz, NY 12561

Re: Media Campaign for American Scientific Resources, Inc.

Global Media Fund, Inc. (GMF) is pleased to present this offer to produce and distribute a total of One Million Dollars ($1,000,000) worth of nationally syndicated newspaper features, nationally syndicated radio features and other media on behalf of American Scientific Resources, Inc. (American Scientific), using the industry standard advertising rates currently utilized by GMF, over a Twelve (12) month time frame. American Scientific will have the option to choose at its discretion the balance of print, radio and other media features as outlined below. GMF has summarized some expected exposure values in the paragraphs below assuming that American Scientific chooses to utilize print features only. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the print features will continue to run for up to eighteen months after the last feature is distributed.

FORMS OF MEDIA AVAILABLE (American Scientific's choices)

1. Newspaper Features

The newspaper features will be specifically about your company and distributed to 10,250 daily and weekly newspapers, news, and wire services. Our services will include: feature consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports. You will have final approval on all copy.

Your features will be distributed on computer disks, by direct electronic feed and in a hard copy camera-ready format. GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).

Newspaper Distribution Guarantee. Although placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average more than 400 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of 100 is obtained.

Expected Print Exposure Assuming that American Scientific chooses to utilize print features only and to run the print features evenly over a one (1) year time frame, the print features would reach an estimated audience of Fifty Million Nine Hundred Forty One Thousand Four Hundred Forty (50,941,440) readers per month for twelve (12) months.

2. Radio Features

The radio features will be nationally syndicated radio features specifically about your company. Your scripts will be written by media and radio professionals, read by radio professionals, produced on a CD-

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ROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can "localize" the material.

Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that details each radio station that played the feature. These releases are guaranteed (see "Radio Distribution Guarantee" below) to be played on at least Four Hundred (400) radio stations.

Radio Distribution Guarantee. Although placement is subject to individual editorial discretion, GMF offers the following guarantee: each radio feature must receive placements in at least Four Hundred (400) radio stations. If the placements do not total Four Hundred (400) within a Six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of Four Hundred (400) is obtained.

3. Television Media

The television spots will normally be 30 second, 60 second or television format standard time spots. Your television ad will be produced by television media professionals and will be distributed on individual television stations and/or networks. Some examples of television networks are ESPN, Fox Sports, etc. You will have final approval on all television spots and media values will be applied from the rate card.

4. Internet Media, Marketing and Services

The Internet media category may include many forms of media. These forms include professional services to build or enhance customers' websites, services to optimize websites, search engine optimization, email marketing and other services. We can also provide custom designed Internet campaigns for each of our clients. The customer will have final approval on all Internet marketing services and media values will be applied from industry standards.

5. Golf Events and Other Sponsorships

Golf sponsorships and other event sponsorships, such as Celebrity golf tournaments, X Game, Fishing, Rodeo, snowmobile and dirt bike racing, Horse racing, Women's Softball, and much more, are offered to GMF clients on an event by event basis based on inventory. These events may be nationally televised and typically include things like signage, localized media, purse, an events ceremony and a full range of offerings around each event. GMF clients will have an opportunity to take advantage of these offerings. Customers will have final approval on all new events and values will be applied from industry standards.

6. Other Media

GMF is committed to continuously adding to our portfolio of media. As we add more media to our portfolio, our clients will have an opportunity to take advantage of the new offerings. Customers will have final approval on new media.

In Consideration of Media Campaign

The total all-inclusive cost for this media campaign is Five Hundred Thousand Dollars ($500,000). Payment will be in the form of Five Hundred Thousand Dollars ($500,000) in shares of restricted common stock of American Scientific (the "Restricted Shares"). The restricted shares payment of this Memorandum of Understanding ("MOU") shall be paid upon execution of this document. The number of shares to be issued as payment for this $500,000 shall be calculated using the Market Price below.

The restricted stock shall be governed by the "Restricted Stock Terms" as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included "Default Provisions". All media will have a

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shelf life of twelve months from the date of contract. Media unused during the life of the Agreement will be expunged.

Restricted Stock Terms

The initial shares of Restricted Shares of Common Stock specified as payment are to be issued within ten days from the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date and will be valued at par value for the purposes of income declaration.

Restricted Stock Valuation (Market Price)

For the purposes of this MOU, the Market Price of the restricted stock shall be calculated as eighty percent (80%) of the arithmetic average of the closing price of American Scientific's Common Stock for the ten (10) trading days immediately preceding the stock invoicing date, as reported daily by the principal national or regional stock exchange on which the common stock is listed. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Registration Provisions.

The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:

- American Scientific grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this MOU. American Scientific shall give prompt written notice to GMF of any intended registration and will automatically include GMF's Restricted Shares in such registration unless notified to the contrary by GMF. In the event that American Scientific does not register the Restricted Shares as required in this MOU, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and American Scientific does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week of written request from GMF, American Scientific shall pay GMF, as liquidated damages, an amount equal to five percent (5%) of the total value of this MOU, such payment shall be made no later than the first business day of the following calendar month and American Scientific furthermore agrees to accept and represent to American Scientific's transfer agent as valid, an opinion letter from GMF's counsel regarding restricted stock status.

Default Provisions

Any default by American Scientific in the payment of any amount when due under this MOU, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified in this MOU, at its sole option, to terminate this MOU upon Thirty (30) days written notice and declare this MOU null and void. No media advertising will be distributed unless all payments outlined in this MOU have been received by GMF in the time frame specified.

American Scientific has the right to cancel this MOU with Thirty (30) days written notice, and if such right is utilized will not be responsible for any additional payments owed under this MOU. Upon the event of such cancellation by American Scientific all payments paid to date of cancellation shall not be subject to refund. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of American Scientific, or failure to act on the parts of American Scientific, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner, or failure to submit materials periodically (at least monthly) to GMF to develop features.

If at any time during the service period of this MOU the market value of the stock paid to GMF drops to $300,000 or less for ten (10) consecutive days then all work shall cease. American Scientific will have the option to make up the difference in cash or additional restricted stock to return the value paid to GMF to the $500,000 level within 30 days. If American Scientific chooses not to exercise this option then the

default provisions of this MOU shall be in force and. For the purposes of any calculations required by this paragraph, the Market Price as defined above in Restricted Stock Terms shall be used.

This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of New York applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes the county of Suffolk in the state of New York and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this MOU supersedes any previous offers submitted to American Scientific and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L Rose, President, Global Media Fund, Inc., PO Box 78, Mt. Sinai, NY 11766; Ph: 631/791-5126, Fax: 631/389-2367.

SIGNATURES

Agreed and Accepted:

American Scientific Resources, Inc.

Date 5/4/07

Signature

Christopher F. Tirotta
CEO, American Scientific Resources

Agreed and Accepted:

Global Media Fund, Inc.

Date 5/7/07

Signature